EXHIBIT 99
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   NISOURCE [LOGO]                              COLUMBIA
                                                ENERGY
                                                GROUP LOGO


   NEWS RELEASE        CONTACTS:
                       MEDIA
                       NiSource-Sally Anderson (219) 647-6203
                       Columbia-R.A. Rankin, Jr. (703) 561-6044
                       INVESTOR RELATIONS
                       NiSource-Dennis Senchak (219) 647-6085
                       NiSource-Rae Kozlowski (219) 647-6083
                       Columbia-Thomas L. Hughes (703) 561-6001


           SEC APPROVES NISOURCE AND COLUMBIA ENERGY GROUP MERGER;
                     TRANSACTION CLOSING SET FOR NOV. 1

      HOLDERS OF MORE THAN 60% OF COLUMBIA SHARES ELECT NISOURCE STOCK

        MERRILLVILLE, Ind. and HERNDON, Va. (October 30, 2000)--NiSource Inc. and Columbia Energy Group today received U.S. Securities and Exchange Commission approval to complete their merger. The companies will close the transaction on Nov. 1, with the combined company continuing to trade as NiSource (NYSE: NI) on the New York Stock Exchange. Columbia Energy Group shares (NYSE: CG) will cease trading before the market opens on Nov. 2.

        The NiSource/Columbia merger will establish the largest U.S. natural gas distributor east of the Rocky Mountains. NiSource companies will access a high-growth energy corridor that is home to 30 percent of the nation's population and 40 percent of its energy consumption. NiSource distribution companies will serve 3.6 million gas and electric customers primarily in nine states.

        "We are extremely pleased to have received SEC approval just eight months after announcing our $6 billion transaction to create a super-regional energy powerhouse stretching from the Gulf of Mexico to Chicago and New England," said Gary L. Neale, NiSource chairman, president and chief executive officer. "This is record time in the energy industry, where mergers can take years. The fast track of approval is a testament to hard work on both sides of the regulatory table at the state and federal levels, as well as exceptional teamwork among Columbia and NiSource employees."


                                  --more--





                            SEC APPROVES NISOURCE/COLUMBIA MERGER--2


        Under the merger agreement, Columbia shareholders had the right to elect to receive NiSource stock for their Columbia shares, subject to proration if elections were made with respect to more than 30 percent of the outstanding Columbia shares. The election period expired at 5 p.m. New York time today, and preliminary indications are that holders of more than 60 percent of Columbia shares have elected to receive NiSource stock. As announced earlier today, the exchange ratio is 3.04414 NiSource shares for each Columbia share that is exchanged for NiSource stock.

        Columbia shares not exchanged for NiSource stock will be exchanged for $70 in cash and $2.60 face amount of a SAILS (Stock Appreciation Income Linked Securities), a unit consisting of a zero coupon debt security and a forward equity contract. Existing NiSource common shares will automatically be converted into common stock of the new corporation without any action on the part of shareholders.

        Today's SEC order also requires NiSource to divest of IWC
   Resources Corporation, its water operations subsidiary based in Indianapolis, within a three-year period to comply with the Public Utility Holding Company Act of 1935. The Act requires utility holding companies to divest operations not integral to their primary operations.

        NiSource Inc. (NYSE: NI) is a holding company with headquarters in Merrillville, Ind., whose primary business is the distribution of natural gas, electricity and water in the Midwest and Northeastern United States. The company also markets utility services and customer-focused resource solutions along a corridor from Texas to Maine. More information about the company is available on the Internet at WWW.NISOURCE.COM

        Columbia Energy Group (NYSE: CG), based in Herndon, Va., is one of the nation's leading energy services companies. Its operating companies engage in nearly all phases of the natural gas business, including exploration and production, transmission, storage and distribution. More information about Columbia is available on the Internet at WWW.COLUMBIAENERGYGROUP.COM.

        This release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to various risks and uncertainties. The factors that could cause actual results to differ materially from the projections, forecasts, estimates and expectations discussed herein include factors that are beyond the companies' ability to control or estimate precisely, such as estimates of future market conditions, the behavior of other market participants and the actions of the federal and state regulators.


                                  --more--





                            SEC APPROVES NISOURCE/COLUMBIA MERGER--3



        Other factors include, but are not limited to, actions in the financial markets, weather conditions, economic conditions in the two companies' service territories, fluctuations in energy-related commodity prices, conversion activity, other marketing efforts and other uncertainties. These and other risk factors are detailed from time to time in the two companies' SEC reports. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The companies do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of the document.


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